Exhibit 99.1

  Olympic Steel Reports 2007 Third Quarter Sales and Earnings Results

    CLEVELAND--(BUSINESS WIRE)--Nov. 1, 2007--Olympic Steel, Inc., (Nasdaq:ZEUS), a national steel service center, today announced its financial results for the third quarter of 2007.

    Net sales for the third quarter of 2007 totaled $256.1 million, a 1.5% decrease from the $259.9 million for the third quarter a year ago. Third quarter 2007 net income totaled $6.0 million, or $0.56 per diluted share, compared to net income of $10.9 million, or $1.03 per diluted share for last year's third quarter. Tons sold decreased 1.4% to 309 thousand from 313 thousand in the third quarter of 2006.

    Net sales for the first nine months of 2007 increased 5.0% to $792.9 million, compared to last year's nine month net sales of $754.9 million. Net income for the first nine months of 2007 totaled $20.7 million or $1.93 per diluted share, compared to $27.3 million, or $2.57 per diluted share for the same period last year. Tons sold in the first nine months decreased 3.8% to 957 thousand from 994 thousand in the first nine months of 2006, better than the Metals Service Center Institute statistics of a 7.9% decline in year-over-year steel shipments for the first nine months of 2007.

    Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal, stated, "We are pleased with our 2007 performance in a volatile market. Despite the sliding price environment, particularly in stainless steel, we were able to gain market share, control operating expenses, and improve our asset turnover and cash flow during the quarter. We reported a shipping rate that was 6.2% better than the service center industry, improved our inventory turnover rate by 12% to just under 5 times, and paid down $39 million of debt during the third quarter."

    "At present, carbon steel imports remain low, and service center inventories were reduced for the eleventh consecutive month in September 2007. Given these circumstances, price increases should occur when demand is restored from the normal seasonal slowness. With the strength of our balance sheet and our 0.10 to 1 debt-to-equity ratio and strong working capital management, we are able to continue investing in new equipment, facilities and information technologies. Thus far in 2007, we have invested in a new stretcher leveler for our Minneapolis Coil facility, added 54,000 square feet to our Iowa facility, continued the implementation of a new information system, and purchased several new presses, lasers, and plasma and machining centers. We anticipate increasing our spending in 2008 to support our strategies in value-add processing, gross margin expansion, and location penetration," concluded Mr. Siegal.

    Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $.04 per share to be paid to shareholders of record as of December 3, 2007, and distributed on December 17, 2007.

    A simulcast of Olympic Steel's 2007 third quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

    Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company's web site at http://www.olysteel.com.

    It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements.

    Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company's, suppliers' or customers' personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company's capital investments, efforts and initiatives to increase sales volumes, improve cash flows and reduce debt, maintain or improve inventory turnover, and reduce costs; the timing and outcome of efforts and ability to liquidate OLP's remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new information system; customer, supplier, and competitor consolidation or insolvency; and the Company's ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.




                            OLYMPIC STEEL
                    SELECTED FINANCIAL INFORMATION

           (in thousands, except per share data and ratios)

                             Three Months Ended    Nine Months Ended
                                September 30,        September 30,
                             ------------------- ---------------------
                               2007      2006        2007       2006
                             --------- --------- ------------ --------
SUMMARY RESULTS OF               (unaudited)          (unaudited)
 OPERATIONS:
----------------------------

Net sales                    $ 256,089 $ 259,917 $    792,907 $754,943

Operating income                10,678    18,751       35,959   47,627

Income before income taxes      10,038    17,853       33,439   44,093
                             --------- --------- ------------ --------

Net income                   $   6,029 $  10,935 $     20,727 $ 27,287
                             ========= ========= ============ ========

Earnings per share:

   Net income per share -
    basic                    $    0.56 $    1.05 $       1.96 $   2.63

   Net income per share -
    diluted                  $    0.56 $    1.03 $       1.93 $   2.57


                                September 30,    December 31,
                             -------------------
                               2007      2006        2006
                             --------- --------- ------------
SUMMARY BALANCE SHEET DATA:      (unaudited)
----------------------------

Accounts receivable, net     $ 109,059 $ 106,911 $     85,883

Inventories                    172,497   214,851      210,738

Net property and equipment      89,102    86,574       87,359

Total assets                   399,135   427,952      405,320

Current liabilities            102,901   113,029       92,340

Total debt                      25,000    72,592       68,328

Shareholders' equity           259,096   230,779      234,237

Shareholders' equity per
 share                           24.15     22.13        22.46

Debt-to-equity ratio          .10 to 1  .31 to 1     .29 to 1


                              Nine Months Ended
                                 September,
                             -------------------
                               2007      2006
                             --------- ---------
OTHER DATA:                      (unaudited)
----------------------------

Capital expenditures             8,312     9,255

Cash dividends per share     $    0.10 $    0.09




 It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.





                            OLYMPIC STEEL
                        RESULTS OF OPERATIONS

          (in thousands, except per share and tonnage data)


                                     Three Months Ended September 30,
                                     --------------------------------
                                           2007             2006
                                     ----------------- --------------
                                               (unaudited)

Tons sold
   Direct                               271,716         264,092
   Toll                                  37,241          49,352
                                     -----------       --------

                                        308,957         313,444
% change                                  (1.4%)           2.6%

Net sales                            $  256,089        $259,917
% change                                  (1.5%)          24.7%



Costs and expenses

   Cost of materials sold (exclusive
    of depreciation shown below)        205,706  80.3%  201,551 77.5%
   Warehouse and processing              15,670   6.1%   16,250  6.3%
   Administrative and general             9,893   3.9%   10,631  4.1%
   Distribution                           6,594   2.6%    6,393  2.5%
   Selling                                3,890   1.5%    3,009  1.2%
   Occupancy                              1,483   0.6%    1,240  0.5%
   Depreciation                           2,175   0.8%    2,092  0.8%
                                     -----------       --------

      Total costs and expenses          245,411  95.8%  241,166 92.8%
                                     -----------       --------

   Operating income                      10,678   4.2%   18,751  7.2%

Loss from joint ventures                      -               -
Loss from disposition of joint
 venture                                      -               -
                                     -----------       --------

   Income before financing costs and
    income taxes                         10,678          18,751

Interest and other expense on debt          640   0.3%      898  0.3%
                                     -----------       --------

   Income before income taxes            10,038   3.9%   17,853  6.9%

Income tax provision                      4,009  39.9%    6,918 38.7%
                                     -----------       --------

Net income                           $    6,029        $ 10,935
                                     ===========       ========

Earnings per share:

   Net income per share - basic      $     0.56        $   1.05
                                     ===========       ========

   Weighted average shares
    outstanding - basic                  10,727          10,429
                                     ===========       ========

   Net income per share - diluted    $     0.56        $   1.03
                                     ===========       ========

   Weighted average shares
    outstanding - diluted                10,821          10,663
                                     ===========       ========

                                       Nine Months Ended September 30,
                                       -------------------------------
                                             2007            2006
                                       ---------------- --------------
                                                 (unaudited)

Tons sold
   Direct                                841,891         833,707
   Toll                                  114,780         160,491
                                       ----------       --------

                                         956,671         994,198
% change                                   (3.8%)           1.0%

Net sales                              $ 792,907        $754,943
% change                                    5.0%            2.8%



Costs and expenses

   Cost of materials sold (exclusive
    of depreciation shown below)         639,466  80.6%  596,059 79.0%
   Warehouse and processing               43,617   5.5%   41,544  5.5%
   Administrative and general             31,428   4.0%   29,678  3.9%
   Distribution                           19,367   2.4%   19,594  2.6%
   Selling                                11,856   1.5%   10,042  1.3%
   Occupancy                               4,687   0.6%    4,203  0.6%
   Depreciation                            6,527   0.8%    6,196  0.8%
                                       ----------       --------

      Total costs and expenses           756,948  95.5%  707,316 93.7%
                                       ----------       --------

   Operating income                       35,959   4.5%   47,627  6.3%

Loss from joint ventures                       -           (137)
Loss from disposition of joint venture         -         (2,000)
                                       ----------       --------

   Income before financing costs and
    income taxes                          35,959          45,490

Interest and other expense on debt         2,520   0.3%    1,397  0.2%
                                       ----------       --------

   Income before income taxes             33,439   4.2%   44,093  5.8%

Income tax provision                      12,712  38.0%   16,806 38.1%
                                       ----------       --------

Net income                             $  20,727        $ 27,287
                                       ==========       ========

Earnings per share:

   Net income per share - basic        $    1.96        $   2.63
                                       ==========       ========

   Weighted average shares outstanding
    - basic                               10,595          10,368
                                       ==========       ========

   Net income per share - diluted      $    1.93        $   2.57
                                       ==========       ========

   Weighted average shares outstanding
    - diluted                             10,747          10,629
                                       ==========       ========





 It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

    CONTACT: Olympic Steel, Inc.
             Richard T. Marabito, 216-292-3800
             Chief Financial Officer
             Fax: 216-292-3974